Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Albany International Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-195269, 333-140995, 333-76078, 333-90069, 033-60767, 333-190774) on Form S-8 of Albany International Corp. and subsidiaries (Albany International Corp.) of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Albany International Corp. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Albany International Corp.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Albany International Corp. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and included in management’s assessment. The material weaknesses related to ineffective controls associated with the establishment of reporting lines, appropriate authorities, responsibilities and monitoring activities for financial reporting processes and internal controls at a foreign sales location and certain other foreign locations; ineffective controls associated with the assignment of banking signatory authorities, limits and responsibilities at a foreign sales location and certain other foreign locations; a lack of effective written entity and process level controls over initiation, authorization, processing and recording of transactions and safeguarding of assets managed by a third party service provider at a foreign sales location; and ineffective management review controls over the assessment of a potential reserve for a loss contract due to a failure to understand and document the design requirements and operation of an effective management review control.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016 also contains an explanatory paragraph that states management excluded from its assessment of Albany International Corp.’s effectiveness of internal control over financial reporting as of December 31, 2016, the internal controls over financial reporting related to the acquired business of Albany Aerostructures Composites, LLC associated with total assets of $252.5 million (of which $137.5 million represents goodwill and intangibles included within the scope of the assessment) and total revenues of $67.0 million included in the consolidated financial statements of Albany International Corp. as of and for the year ended December 31, 2016, and that our audit of internal control over financial reporting of Albany International Corp. also excluded an evaluation of the internal control over financial reporting of Albany Aerostructures Composites, LLC.

/s/ KPMG LLP

Albany, New York

March 1, 2017